Exhibit 21.1

List of Subsidiaries of QualTek Services Inc.

Name of Subsidiary	Jurisdiction of Organization
QualTek Holdco, LLC	Delaware
QualTek Buyer, LLC	Delaware

QualTek LLC	Delaware

QualTek Midco, LLC	Delaware

Advantek Electrical Construction, LLC	Delaware

Concurrent Group LLC	Delaware

The Covalent Group LLC	Delaware

NX Utlilities ULC	British Columbia, Canada

QualSat, LLC	Delaware

QualTek Fulfillment LLC	Delaware

QualTek Management, LLC	Delaware

QualTek Recovery Logistics LLC	Delaware

QualTek Renewables LLC	Texas

QualTek Wireless LLC	Delaware

QualTek Wireline LLC	Delaware

Site Safe, LLC	Delaware

Urban Cable Technology LLC	Pennsylvania